EXHIBIT 99.1



   READER'S DIGEST ASSOCIATION ANNOUNCES 3Q FISCAL 2005 RESULTS:

    - Results of $(1.33) Per Share Include Two Non-Cash Charges
      Totaling $(142) Million, or $(1.41) Per Share;

    - Adjusted EPS Increased Over Last Year's Quarter, Excluding
      Non-Cash Charges

    - Company Expects Revenue Growth and High Double-Digit
      Operating Profit Growth for the Fourth Quarter;

    - Company Sees Full-year EPS Guidance at High End of
      Previously Announced Range;

    - RDA Board Authorizes Share Repurchase Program of $100
      Million Over the Next Two Years

      PLEASANTVILLE, April 28, 2005 - The Reader's Digest Association, Inc. (NYSE: RDA) today reported a loss of $(1.33) per share for the third quarter of Fiscal 2005 ended March 31, 2005. Reported results include non-cash charges totaling $(142) million, or $(1.41) per share: $(129) million, or $(1.32) per share to reduce Books Are Fun goodwill; and $(13) million, or $(0.09) per share, for amortization of previously deferred magazine promotion expense. Excluding these charges, adjusted EPS was $0.08 per share. In Fiscal 2004, third quarter reported earnings were $0.02 per share, which included a non-cash charge of $(0.04) per share related to the accelerated amortization of deferred debt financing fees.

       "Operating results were a little better than our internal expectations," said Thomas O. Ryder, Chairman and Chief Executive Officer. "We announced at the beginning of the fiscal year that the third quarter would be down and would be followed by a stronger fourth quarter. Our core businesses in RD North America and RD International were stronger than we expected, and we are aggressively addressing issues at Books Are Fun and QSP. We continue to expect solid revenue and significant double-digit operating profit growth in the fourth quarter. Full-year EPS should come in at the high end of our previously announced guidance range."

      In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," the company analyzes and assesses recoverability of all of its goodwill and intangibles in the third quarter of each year. Declines in profits from historical highs and disappointing results this year at Books Are Fun necessitated a write-down. The charge is non-cash. The revised valuation of this unit remains in excess of $300 million.

      "Accounting regulations require this goodwill charge, but that doesn't change our belief in the potential of this business," Ryder said. "Books Are Fun is very profitable now and should be more so when we fix some of the operating issues."

      Revenues in the third quarter of Fiscal 2005 were $545 million, versus $561 million in the Fiscal 2004 quarter. The company reported an operating loss of $(126) million, which included the previously defined non-cash charges of $(142) million. Excluding these charges, operating profit was $16 million versus $19 million in the Fiscal 2004 quarter.

      Factors contributing to the year-over-year variance (other than the non-cash charges) in reported results for the third quarter include:

   - An $8 million increase in operating profits at RD North America, which improved by 54 percent. The increase in operating profits would have been approximately $1 million had magazine promotion expense in Fiscal 2004 been accounted for in the same manner as in Fiscal 2005.

   -  A $(7) million decline in operating profits at RD
      International, which would have been a decline of approximately $(4) million had magazine promotion expense in Fiscal 2004 been accounted for in the same manner as in Fiscal 2005.

   -  A $(5) million decline in operating profits at Consumer
      Business Services.

   - A $14 million improvement in Other Income and (Expense), Net, as a result of the sale of a non-strategic asset in Fiscal 2005 (for $5 million) and the accelerated write-off of $(7) million in deferred financing fees in the prior year's results.

      The company had free cash flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) of $28 million. It reduced total debt outstanding to $574 million, down from $596 million at the close of second quarter. Cash on hand was $49 million, versus $56 million at the end of the second quarter.

      As previously announced, effective July 1, 2004, the company began expensing magazine direct-response promotion costs as incurred, versus the previous practice of deferring and amortizing much of those costs. In connection with this change, a non-cash charge of $(27) million was taken on June 30, 2004, to reflect amortization of a portion of the then-existing deferred promotion expense balance of $(104) million. The remaining balance of previously deferred costs, $(77) million, or $(0.49) per share, is being amortized over Fiscal 2005, with the third-quarter impact being $(13) million, or $(0.09) per share. All of these amounts are non-cash. Excluding this amortization, the change is expected to have a minimal impact on the full fiscal year but will result in timing differences in year-to-year quarter comparisons. As expected, these timing differences resulted in unfavorable comparisons in the first half and are expected to cause favorable comparisons in the second.

      ther Income and (Expense), Net

      Other Income and (Expense), Net was $(4) million this quarter, favorable by $14 million compared with last year's third quarter. Net interest expense was approximately $(10) million in each period. The Fiscal 2005 third-quarter results included a $5 million gain on the sale of real estate in Portugal. In the Fiscal 2004 third quarter, the company incurred $(7) million in non-cash expenses from accelerated amortization of debt financing fees related to the partial retirement of the company's term loans and related interest rate caps.

      Outlook

      For the fourth quarter, the company expects revenues to improve over the year-ago period, driving high double-digit operating profit growth. Fourth quarter results will include a $(7) million non-cash write-off of financing fees associated with the company's replacement of term loans and a revolving credit facility with a new $400 million revolver at more favorable terms. The company expects to come in at the high end of its previously announced Fiscal 2005 full-year EPS guidance of $0.77 to $0.87, not including amortization for deferred magazine promotion and special items (including the goodwill charge and debt financing fees). On a reported basis, the full-year loss is expected to be between $(1.08) and $(0.98) per share.

       Reconciliation of Previously Announced Fiscal
       2005 Guidance                                               EPS
       Previously Announced Fiscal 2005 Guidance             $0.77  -  $0.87
       Add:
         Amortization of existing magazine deferred
           promotion asset as of June 30, 2004                    $(0.49)
          Goodwill charge                                         $(1.32)
          Q4 FY05 write-off of deferred debt financing fees       $(0.04)
             Loss per share                                  $(1.08) - $(0.98)

      "The fourth quarter should be much stronger, with solid revenue growth and double-digit operating profit improvement," Ryder said. "We expect continued strong performances from our core businesses and progress at Books Are Fun and QSP. This should produce operating profits at the high end of our previously announced range."

      Share Repurchase Program

      The company's Board of Directors today authorized RDA to repurchase $100 million of its common stock over the next two years. Based on the stock price as of March 31, 2005, that represents approximately 6 percent of outstanding shares.

                        Segment Information

                                      Fiscal 2005  Fiscal 2004   Better
In millions                            Quarter 3    Quarter 3    (Worse)
Revenues:
  Reader's Digest North America          $ 211       $ 218       $  (7)
  Reader's Digest International            239         239          --
  Consumer Business Services                99         109         (10)
  Intercompany eliminations                 (4)         (4)         --
                                         -----       -----       -----
    Total revenues                       $ 545       $ 561       $ (16)
                                         =====       =====       =====

Operating (Loss) Profit:
  Reader's Digest North America          $  22       $  14       $   8
  Reader's Digest International              7          14          (7)
  Consumer Business Services                (4)          1          (5)
  Corporate Unallocated                     (9)        (10)          1
  Deferred Promotion Amortization          (13)         --         (13)
  Goodwill charge                         (129)         --        (129)
                                         -----       -----       -----
    Total operating (loss) profit        $(126)      $  19       $(145)
                                         =====       =====       =====




      RD North America (RDNA)

      In the third quarter of Fiscal 2005, operating profits
at RDNA were $22 million, an increase of 54 percent, or $8 million over the year-ago period. Had magazine direct-response advertising been accounted for in Fiscal 2004 in the same manner as in Fiscal 2005, operating profits would have increased by
approximately $1 million from the year-ago period.    Operating
profit improvements were driven by higher circulation profits at Reader's Digest magazine, which offset lower advertising profits. Profits at Reiman declined slightly in the quarter as investment in new magazine launches Backyard Living and Cooking for 2 offset lower promotion and operating costs.

      Revenues at RDNA were $211 million, down $(7) million from $218 million last year. The decline was driven by lower revenues at U.S. Books and Home Entertainment mainly because of a reduction in telemarketing activity and fewer "starts" at Select Editions. This decline was partly offset by higher revenues at RD Canada.

      RDNA had two significant book "winners" during the quarter, Extraordinary Uses for Ordinary Things, which sold over 100,000 copies in its first direct mail campaign, and The Complete Do It Yourself Manual, sold via direct mail, trade and Books Are Fun. In magazines, Backyard Living, Our Canada and Cooking for2, all launched in the past 18 months, continue to grow in subscribers. The company announced earlier this week plans to launch a new cooking and lifestyle magazine, entitled Every Day with Rachael Ray.

      RD International (RDI)

      In the third quarter, revenues at RDI were $239 million, flat versus the year-ago period. Excluding the effects of foreign currency translation, revenues were down 5 percent. Operating profits during the quarter were $7 million, down $(7) million from $14 million last year. Had magazine direct-response advertising costs in Fiscal 2004 been accounted for in the same manner as in Fiscal 2005, operating profits would have declined by approximately $(4) million versus the year-ago period. The decline in profits principally reflects increased investment activity in new-customer acquisition efforts and the shift in timing of mail campaign activity. Profits for the first nine months of Fiscal 2005 were up 36 percent as revenues firmed, response and payment rates improved, foreign exchange rates improved, and costs declined as a result of global efforts to reduce operating costs and improve mailing efficiency and execution that began approximately two years ago.

      During the third quarter, RDI continued its investment in initiatives to drive long-term revenue growth. Four new markets launched during the past 12 months - Romania, Croatia, Slovenia and Ukraine - continue to perform ahead of plan. RDI has made plans to test six additional new countries in the coming months.

      Consumer Business Services (CBS)

      In the third quarter, Consumer Business Services reported revenues of $99 million, a decline of 9 percent, and an operating loss of $(4) million, $(5) million lower than the year-ago period. The declines were principally driven by lower sales and profits at BAF. Revenues at BAF declined by 10 percent in the quarter. The revenue decline primarily reflects lower average sales per event in the schools division. At QSP, revenues declined by 8 percent primarily because of lower same-school sales.

      Through the first three quarters, QSP has benefited from investment in sales force retention efforts and has significantly
reduced sales force turnover.   QSP is currently ramping up for
next fall's selling season and has invested in new marketing materials and prizes, and redesigned catalogs to drive student participation in its magazine and gift businesses.

      Books Are Fun continues to operate in a competitive environment, with challenges within the market to grow the average sales per event and the number of events. BAF is focusing on strengthening its recruiting efforts and enhancing selling programs to build on its market-leading position.

      Corporate Unallocated

      Corporate unallocated expenses were $(9) million in this quarter versus $(10) million in the year-ago period.
Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the costs of the U.S. pension plans, post-retirement healthcare plans, and executive compensation programs.

      Non-GAAP Financial Measures

      The company publicly reports its financial information in accordance with accounting principles generally accepted in the United States (GAAP). To facilitate external analysis of the company's operating performance, the company also presents financial information that may be considered "non-GAAP financial measures" under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this release are used by the company in its internal analysis of the business:

  - Adjusted EPS - This is a measure used by management in evaluating operating performance as it provides the earnings per share exclusive of non-operating items and significant non-cash expenses.
                                                          Q3 FY 2005
       Reconciliation of Reported EPS to Adjusted EPS         EPS
       Reported EPS                                         $(1.33)
       Add:
         Amortization of existing magazine deferred
           promotion asset as of June 30, 2004              $ 0.09
         Goodwill charge        `                           $ 1.32
       Adjusted EPS                                         $ 0.08

  - Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period. Certain amounts may not recalculate due to rounding.


       Reconciliation of Free Cash Flow,                   Q3 Fiscal   Q3 Fiscal
       in millions                                          2005 (a)      2004

       Reported change in cash per cash flow statement
       (see Table 4)                                         $ (7.7)    $(11.6)
       Less:
        Change in total borrowings                            (22.0)     (61.2)
        Dividends                                             (10.1)      (5.2)
        Debt Financing/Acquisition Costs                         --       (6.5)
        Cash outlays related to Pleasantville facility sale    (2.9)        --
        Cash outlays related to  magazine divestitures         (0.2)        --
                                                             ------     ------
             Free Cash Flow Source                           $ 27.6     $ 61.3
                                                             ======     ======

        (a) Certain amounts do not recalculate due to rounding.

  - Net Debt (total borrowings less cash and cash equivalents) - Net debt is one of management's measures of leverage and is an approximate measure of the company's debt less amounts the company has the capacity to repay. The company typically manages its cash and debt by using any "excess" cash (i.e., cash in excess of a desired on-hand amount) to make principal payments on its outstanding debt.

  - Previously Announced Fiscal 2005 Guidance (earnings per share before the effects of the change in accounting for magazine deferred promotion costs and special items, including restructuring charges) - The Previously Announced Fiscal 2005 Guidance represented the company's full-year earnings-per-share guidance announced July 29, 2004. At that time, the guidance was provided excluding final resolution of the treatment of its existing magazine deferred promotion asset (which was not determinable at that time), and special items (including restructuring charges). Subsequent to this date, the company finalized the accounting for magazine deferred promotion costs. The Previously Announced Fiscal 2005 Guidance is presented to facilitate an understanding of the impact of the company's change in magazine deferred promotion accounting on its guidance. Management uses Fiscal 2005 Guidance to assess the company's actual performance relative to its full-year expectations on a per-share basis. During Fiscal 2005, special items identified to date include the non-cash goodwill charge and the accelerated amortization of deferred debt financing fees. A reconciliation of this amount is included in the "Outlook" section, above.

      The company will host a conference call with financial analysts to discuss the company's third quarter results on Thursday, April 28, 2005, at 8:30 a.m. EST. The company invites investors to listen to the webcast of the conference call at the company's Investor Relations Web site, www.rd.com/investors. The site will include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company. A transcript of the conference call will be posted on www.rd.com/investors.

      The company reports business results in three segments:

      Reader's Digest North America - Reader's Digest magazine in the United States and Canada; Reiman Media Group, including magazines Taste of Home, Light & Tasty, Quick Cooking, Backyard Living, Cooking for 2, Birds & Blooms, Country, Country Woman, Country Discoveries, Reminisce, and Farm & Ranch, as well as books, cooking schools, country tours and other enterprises; The Family Handyman, American Woodworker, Reader's Digest Large Print Edition and U.S. Selecciones magazines; Reader's Digest Young Families; Adult and Children's Trade Publishing; financial services marketing alliances; and Select Editions, series and general books, health and home books, and music and video products in the United States and Canada.

      Consumer Business Services - Books Are Fun, a display marketer in North America selling books, gifts and other items;
and QSP, Inc. and QSP Canada, schools and youth fundraising companies.

      Reader's Digest International - Products sold in more than 60 countries outside the United States and Canada, including:
Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in 48 editions and 19 languages, Special Interest magazines in the Czech Republic; The Family Handyman in Australia; Books Are Fun operations in France, Mexico and Spain; and financial services marketing partnerships and other initiatives in more than 30 countries.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New
York.  The company's main Web site is www.rd.com.

      This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.
                                ###

                                                                                                                 Table 1 of 4

                                    The Reader's Digest Association, Inc. and Subsidiaries
                                               Consolidated Statements of Operations
                                                (In millions, except per share data)
                                                            (unaudited)

                                                                    Three-month period ended         Nine-month period ended
                                                                   March 31, 2005 and 2004 (A)       March 31, 2005 and 2004

                                                                    Fiscal Year        Better/   Fiscal Year               Better/
                                                                  2005       2004      (Worse)      2005        2004       (Worse)

Revenues                                                         $544.9     $561.0       (3%)     $1,832.9    $1,852.1        (1%)

Product, distribution and editorial expenses                     (232.5)    (234.9)       1%        (743.9)     (753.3)        1%
Promotion, marketing and administrative expenses                 (309.5)    (307.0)      (1%)     (1,033.8)     (970.1)       (7%)
Goodwill charge (B)                                              (129.0)        --       N/M        (129.0)         --        N/M
Other operating items, net (C)                                       --         --       N/M            --        (9.1)       N/M
                                                                -------      -----      ----       -------     -------        ---
Operating (loss) profit                                          (126.1)      19.1       N/M         (73.8)      119.6        N/M

Other income and (expense), net (D)                                (3.8)     (17.5)      78%         (18.3)      (35.1)       48%
                                                                -------      -----      ----       -------     -------        ---
(Loss) income before income tax                                  (129.9)       1.6       N/M         (92.1)       84.5        N/M

Income tax benefit (provision)                                      0.3        0.6      (50%)         (9.9)      (29.3)       66%
                                                                -------      -----      ----       -------     -------        ---
Net (loss) income                                               ($129.6)      $2.2       N/M       ($102.0)      $55.2        N/M
                                                                =======      =====      ====       =======     =======

Basic (loss) earnings per share:
   Weighted average common shares outstanding                      97.6       97.1                    97.4        97.0

   Basic (loss) earnings per share                               ($1.33)     $0.02       N/M        ($1.06)      $0.56        N/M
                                                                =======      =====      ====       =======     =======
Diluted (loss) earnings per share:
   Adjusted weighted average common shares outstanding             97.6       99.4                    97.4        99.2

   Diluted (loss) earnings per share                             ($1.33)     $0.02       N/M        ($1.06)      $0.55        N/M
                                                                =======      =====      ====       =======     =======        ===
Dividends per common share                                        $0.10      $0.05        --         $0.20       $0.15         --


(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended March 31, 2005 and 2004 are the third fiscal quarters of fiscal year 2005 and fiscal year 2004, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  In accordance with Statement of Financial Accounting Standards (SFAS) No.142, Goodwill and Other Intangible Assets, RDA
conducted its annual recovery assessment for all reporting units for the quarter ended March 31, 2005. The analysis resulted in a non-cash charge of $(129.0) million, or $(1.32) per share, to reduce the carrying amount of Books Are Fun goodwill.

(C) Other operating items, net in Fiscal 2004 is comprised of restructuring charges of $(9.1) million, or $(0.06) per share primarily for severance.  The charges are related to the company's global restructuring and cost-reduction program announced in
Fiscal 2003.

(D)  Other  income and (expense), net for the three-month period ended March 31, 2005 includes a $5.3 million gain on the sale of real estate in Portugal. For the three-month period ended March 31, 2004, other income and (expense), net includes $(6.5) million due to the write-off of deferred debt financing fees in connection with the partial retirement of RDA's term loans and related interest rate caps.

N/M - Not meaningful.



                                                                                                                 Table 2 of 4
                           The Reader's Digest Association, Inc. and Subsidiaries
                         Revenues and Operating Profit (Loss) by Operating Segments
                                               (In millions)
                                                 (unaudited)

                                                              Three-month period ended            Nine-month period ended
                                                             March 31, 2005 and 2004 (A)          March 31, 2005 and 2004

                                                                Fiscal Year                       Fiscal Year
                                                                     Restated (B)   Better/              Restated (B)  Better/
                                                            2005         2004       (Worse)     2005         2004      (Worse)

Revenues

Reader's Digest North America                              $211.2       $217.7        (3%)     $689.2       $702.2       (2%)

Reader's Digest International                               238.8        238.7         --       759.8        730.0        4%

Consumer Business Services                                   99.3        109.0        (9%)      404.6        443.5       (9%)

Intercompany eliminations (C)                                (4.4)        (4.4)        --       (20.7)       (23.6)      12%
                                                           ------       ------        ---    --------     --------       ---

Total Revenues                                             $544.9       $561.0        (3%)   $1,832.9     $1,852.1       (1%)
                                                           ======       ======        ===    ========     ========       ===

Operating profit (loss)

Reader's Digest North America                               $21.9        $14.2        54%       $63.0        $59.4        6%

Reader's Digest International                                 7.3         13.9       (47%)       49.2         36.3       36%

Consumer Business Services                                   (4.1)         1.2        N/M        38.6         66.2      (42%)

Corporate unallocated (D)                                    (9.1)       (10.2)       11%       (30.9)       (33.2)       7%
                                                           ------       ------        ---    --------     --------       ---

                                                            $16.0        $19.1       (16%)     $119.9       $128.7       (7%)

Deferred promotion amortization (E)                         (13.1)          --        N/M       (64.7)          --       N/M
Goodwill charge (F)                                       ($129.0)          --        N/M     ($129.0)          --       N/M
Other Operating Items, net (G)                                 --           --        N/M          --        ($9.1)      N/M
                                                           ------       ------        ---    --------     --------       ---

Total operating (loss) profit                             ($126.1)       $19.1        N/M      ($73.8)      $119.6       N/M
                                                           ======       ======        ===    ========     ========       ===


(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended March 31, 2005 and 2004 are the third fiscal quarters of fiscal year 2005 and fiscal year 2004, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  The results for fiscal 2004 have been restated for the transfer of the Young Families, Financial Services and Trade Publishing
businesses from the Consumer Business Services segment to the Reader's Digest North America segment.

(C)  In the normal course of business, the company's segments enter into transactions with one another.These intercompany transactions are recorded by each segment at amounts as if the transactions were with third parties and, therefore, affect segment performance. Operating segment revenues, above, are presented gross before intercompany eliminations.  However, intercompany revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(D) Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as corporate finance and general management, investor and public relations, legal, treasury, and any related information technology and facility costs utilized by these departments.

(E) The deferred promotion amortization of $(13.1) million reflects the expensing of the deferred magazine promotion asset as of
June 30, 2004, and includes $(0.2) million from the effects of foreign exchange. For the nine-month period ended March 31, 2005, the total deferred promotion amortization is $(64.7) and includes $(0.5) million from the effects of foreign exchange.

(F)  RDA's annual recovery assessment resulted in a non-cash charge of $(129.0) million for the quarter ended March 31, 2005, to reduce the carrying amount of Books Are Fun goodwill.

(G) Other Operating Items, net in Fiscal 2004 is comprised of restructuring charges of $(9.1) million primarily for severance.
The charges are related to the company's global restructuring and cost-reduction program announced in Fiscal 2003.

N/M - Not meaningful.


                                                                                                             Table 3 of 4
                                 The Reader's Digest Association, Inc. and Subsidiaries
                                         Consolidated Condensed Balance Sheets
                                        As of March 31, 2005 and June 30, 2004
                                                     (In millions)
                                                      (unaudited)


                                                                              March 31,           June 30,
                                                                                2005                2004
Assets
       Cash and cash equivalents                                                $48.7               $50.3
       Accounts receivable, net                                                 264.5               229.0
       Inventories                                                              183.2               152.0
       Prepaid and deferred promotion costs                                      48.5               106.9
       Prepaid expenses and other current assets                                181.8               152.1
                                                                             --------            --------
Total current assets                                                            726.7               690.3

       Property, plant and equipment, net                                       117.5               155.8
       Goodwill                                                                 881.0             1,009.5
       Other intangible assets, net                                             145.2               173.9
       Other noncurrent assets                                                  421.5               413.2
                                                                             --------            --------
Total assets                                                                 $2,291.9            $2,442.7
                                                                             ========            ========

Liabilities and Stockholders' Equity
       Loans and notes payable                                                  $58.7               $83.9
       Accounts payable                                                         111.1               110.6
       Accrued expenses                                                         285.4               268.7
       Income taxes payable                                                      43.2                15.5
       Unearned revenue                                                         435.2               403.4
       Other current liabilities                                                  9.9                10.2
                                                                             --------            --------
Total current liabilities                                                       943.5               892.3

       Long-term debt                                                           515.4               637.7
       Postretirement and postemployment benefits other than pensions           116.5               119.5
       Unearned revenues                                                        133.8               129.3
       Other noncurrent liabilities                                             220.9               200.8
                                                                             --------            --------
Total liabilities                                                             1,930.1             1,979.6

       Capital stock                                                             18.6                17.8
       Paid-in capital                                                          207.1               210.1
       Retained earnings                                                      1,207.6             1,330.4
       Accumulated other comprehensive loss                                     (77.4)              (89.4)
       Treasury stock, at cost                                                 (994.1)           (1,005.8)
                                                                             --------            --------
Total stockholders' equity                                                      361.8               463.1
                                                                             --------            --------
Total liabilities and stockholders' equity                                   $2,291.9            $2,442.7
                                                                             ========            ========



                                                                                                                      Table 4 of 4

                                  The Reader's Digest Association, Inc. and Subsidiaries
                                     Consolidated Condensed Statements of Cash Flows
                                                      (In millions)
                                                        (unaudited)

                                                                          Three-month period ended         Nine-month period ended
                                                                                 March 31, (A)                    March 31,
                                                                             2005            2004           2005             2004

Cash flows from operating activities
Net (loss) income                                                         ($129.6)           $2.2          ($102.0)          $55.2
Depreciation and amortization                                                14.6            15.5             45.0            47.7
Asset impairments                                                             ---             0.3               --             0.8
Goodwill charge                                                             129.0             ---            129.0              --
Amortization of debt issuance costs                                           1.1             6.8              3.1             9.4
Stock-based compensation                                                      2.7             2.2              8.2             7.8
Net gain on marketable securities and sales of certain
assets                                                                       (5.3)           (0.1)           (12.6)           (3.8)
Changes in current assets and liabilities, net of effects of acquisitions and dispositions
     Accounts receivable, net                                                74.9            84.0            (22.7)            6.9
     Inventories                                                             (9.3)           (1.6)           (27.1)           (8.2)
     Unearned revenues                                                       (3.3)          (10.3)            22.8            23.1
     Accounts payable and accrued expenses                                  (40.8)          (33.1)             3.6           (15.6)
     Other, net                                                              23.5             2.3             67.6            22.1
Changes in noncurrent assets and liabilities, net of effects
of acquisitions and dispositions                                            (24.7)           (3.5)            (1.0)           16.0
                                                                             ----            ----            -----           -----
Net change in cash due to operating activities                               32.8            64.7            113.9           161.4
                                                                             ----            ----            -----           -----

Cash flows from investing activities
Proceeds from sales of marketable securities                                   --              --               --             0.8

Purchases of licensing agreements                                              --              --               --            (1.3)

Proceeds from other long-term investments                                      --              --              2.8             3.0
Proceeds from sales of property, plant and equipment                          1.0             0.4             11.2             0.6
Proceeds from the sale of the Pleasantville facility                         (1.4)             --             46.8              --
Magazine divestitures                                                        (0.2)             --              1.3              --
Capital expenditures                                                         (5.4)           (3.7)           (13.0)          (12.3)
                                                                             ----            ----            -----           -----
Net change in cash due to investing activities                               (6.0)           (3.3)            49.1            (9.2)
                                                                             ----            ----            -----           -----
Cash flows from financing activities
Proceeds / (repayments) of revolving credit and short-term
facilities, net                                                               8.0            (0.1)           (36.5)           (0.7)
Repayments of term loan                                                     (30.0)          (61.1)          (111.0)         (128.6)
Dividends paid                                                              (10.1)           (5.2)           (20.5)          (15.5)
Cash paid for financing fees                                                   --            (6.5)            (0.5)           (6.5)
Proceeds from employee stock purchase plan and exercise
of stock options                                                               --              --              1.4             1.4
Other, net                                                                   (0.4)            0.6             (2.3)            0.6
                                                                             ----            ----            -----           -----
Net change in cash due to financing activities                              (32.5)          (72.3)          (169.4)         (149.3)
                                                                             ----            ----            -----           -----

Effect of exchange rate changes on cash                                      (2.0)           (0.7)             4.8             2.6

                                                                             ----            ----            -----           -----
Net change in cash and cash equivalents                                      (7.7)          (11.6)            (1.6)            5.5
                                                                             ----            ----            -----           -----

Cash and cash equivalents at beginning of period                             56.4            68.4             50.3            51.3
                                                                             ----            ----            -----           -----

Cash and cash equivalents at end of period                                  $48.7           $56.8            $48.7           $56.8
                                                                            =====           =====            =====           =====

(A)  RDA reports on a fiscal year beginning July 1.  The three-month periods ended March 31, 2005 and 2004 are the third fiscal quarters of fiscal year 2005 and fiscal year 2004, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.
